Exhibit 15

May 1, 2024

Shareholders and Board of Directors

Crawford & Company

We are aware of the incorporation by reference in the Registration Statements (File Nos. 333-161278, 333-161279, 333-213010, 333-240324, and 333-266665) of Crawford & Company of our report dated May 1, 2024 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Form 10-Q for the quarter ended March 31, 2024.

/s/ Ernst & Young LLP